Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Atlanta Braves Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Series A Common Stock, par value $0.01 per share (“New BATRA”)	457(c) and 457(f)	(1)	(2)	(1)(2)	$110.20 per $1,000,000	(3)
	Equity	Series B Common Stock, par value $0.01 per share (“New BATRB”)	457(c) and 457(f)	(1)	(2)	(1)(2)	$110.20 per $1,000,000	(3)
	Equity	Series C Common Stock, par value $0.01 per share (“New BATRK”)	457(c) and 457(f)	(1)	(2)	(1)(2)	$110.20 per $1,000,000	(3)
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$2,006,670,328.06		$221,135.07
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$221,135.07

(1)	The number of shares of the Registrant’s proposed New BATRA, New BATRB and New BATRK (collectively, “SplitCo Common Stock”), respectively, to be registered will be determined based upon (i) the number of outstanding shares of the same series of Liberty Media Corporation’s (“Liberty Media”) current Class A Liberty Braves common stock, par value $.01 per share (“Old BATRA”), Class B Liberty Braves common stock, par value $.01 per share (“Old BATRB”) and Class C Liberty Braves common stock, par value $.01 per share (“Old BATRK”), (collectively, “Existing Liberty Braves Common Stock”), plus (ii) the number of such shares issuable upon exercise of outstanding stock options and settlement of outstanding restricted stock awards, plus (iii) the number of notional shares of Old BATRK representing the intergroup interest in Liberty Media’s Braves Group attributed to Liberty Media’s Formula One Group. The number of shares of SplitCo Common Stock into which each share of the corresponding series of Existing Liberty Braves Common Stock will be exchanged is one, in accordance with the proposed split-off of Atlanta Braves Holdings, Inc. from Liberty Media as discussed in the Form S-4 filing to which this Filing Fee Table is attached. The Registrant had (i) outstanding as of November 30, 2022, 10,314,755 shares of Old BATRA, 981,262 shares of Old BATRB and 41,588,458 shares of Old BATRK, (ii) as of November 30, 2022, 3,307,547 shares of Old BATRK issuable upon exercise of outstanding stock options and settlement of existing restricted stock units and (iii) as of November 30, 2022, 6,792,903 notional shares of Old BATRK representing the intergroup interest in Liberty Media’s Braves Group attributed to Liberty Media’s Formula One Group.

(2)	Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f)(1) and 457(c) under the Securities Act, based on the average of (i) the high and low prices of Old BATRA and Old BATRK, respectively, on the Nasdaq Global Select Market on December 19, 2022 (which was $32.26 and $31.72, respectively) and (ii) the bid and ask sales price of Old BATRB on the OTCQB Market on December 19, 2022 (which was $35.00 per share).

(3)	Calculated pursuant to Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by .0001102.